Exhibit 10.1

EXECUTIVE CONSULTING AND RELEASE AGREEMENT

This EXECUTIVE CONSULTING AND RELEASE AGREEMENT (this “Agreement”), dated as of April 1, 2026 (the “Effective Date”), is made by and between Neuronetics, Inc., a Delaware corporation (“Neuronetics”), and the counterparty set forth on the signature page hereto (“Consultant”). Consultant and Neuronetics are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, in connection with Consultant’s retirement and as partial consideration for Neuronetics entering into this Agreement, Consultant is granting the Release (as defined below); and

WHEREAS, Neuronetics desires Consultant to provide services to Neuronetics from time to time under the terms of this Agreement; and

WHEREAS, Consultant is willing to provide such services to Neuronetics under the terms of this Agreement.

Terms of Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, and intending to be legally bound, the Parties agree as follows:

1. Consulting Services.

1.1. Services. At Neuronetics’ request, Consultant will provide the consulting services described on the signature page hereto (the “Consulting Services”). Neuronetics’ request for the Consulting Services will be given to Consultant with reasonable notice to Consultant and scheduled at mutually agreed upon and convenient times. Consultant shall determine the manner and means by which the Consulting Services are provided, provided that the services and any work product or deliverables must satisfy Neuronetics standards for quality.

1.2. Independent Contractor. Consultant and Neuronetics intend for Consultant to be considered an independent contractor to Neuronetics for all purposes. Consultant shall have no authority to act as an agent or representative of Neuronetics or to bind Neuronetics to any contracts or legal obligations, and Consultant agrees not to make any contrary representation to any other person. Neuronetics shall report amounts paid to Consultant hereunder to the Internal Revenue Services on an IRS Form 1099. Consultant hereby waives any claim or entitlement to wages, salary, benefits, or perquisites in connection with the services described herein. Consultant’s services shall not count for purposes of service credit or calculation of any employee benefits available to employees of Neuronetics, and. Consultant shall not be treated as an employee of Neuronetics for any purpose. Neuronetics will have no obligation to provide any employment-related benefits to Consultant for any services provided under this Agreement Consultant will indemnify, defend, and hold harmless Neuronetics against any claim that Consultant is or was an employee of Neuronetics after the Effective Date.

Executive Consulting and Release Agreement

1.3. No Conflict. Consultant is not subject to any contract, duty, or obligation that precludes or restricts Consultant’s ability to perform the services contemplated by this Agreement. In addition, Consultant will not become a party to any non-competition covenant, non-disclosure agreement, or other agreement, covenant, understanding, or restriction that would prohibit Consultant from executing this Agreement or performing Consultant’s duties, or fulfilling Consultant’s obligations under this Agreement.

2. Compensation.

2.1. Continuous Vesting. For purposes of this Agreement, “Governing Stock Documents” means governing plan documents, grant notices, and award agreements relating to restricted stock units, performance restricted stock units, options, and other equity interests awarded to Consultant prior to Consultant’s last day as an employee of Neuronetics. In consideration for Consultant’s performance of the Consulting Services to the satisfaction of Neuronetics, during the term of this Agreement, Consultant will be treated as if Consultant has provided Continuous Service (as defined in the Governing Stock Documents).

2.2. Taxes. Each Party shall be solely responsible for their own obligations with respect to the reporting and payment of taxes on amounts paid or received for the Consulting Services under this Agreement. Neither Party makes any representation to the other regarding the appropriate tax treatment of any amounts payable under this Agreement.

3. Term and Termination.

3.1. Term. Subject to Section 3.2, the term of this Agreement will begin on the Effective Date and will expire on March 31, 2027 unless the Parties agree in writing to extend the term (in either case, the “Term”).

3.2. Termination.

3.2.1. Termination for Convenience. Consultant may terminate this Agreement for convenience upon thirty (30) days’ prior written notice Neuronetics. Any such termination will void Consultant’s Continuous Service as of the date of such termination.

3.2.2. Termination for Cause. Either Party may terminate this Agreement for cause if the other Party materially breaches any provision of this Agreement and fails to cure such breach within seven (7) days after the date on which the non-breaching Party gives the other Party written notice that describes the breach in reasonable detail.

3.3. Effect of Termination or Expiration. Promptly, but no later than seven (7) days after any termination or expiration of this Agreement, Consultant will disclose and deliver to Neuronetics all inventions and work product resulting from the performance of the Consulting Services.

Executive Consulting and Release Agreement

4. Non-Exclusive Engagement. Neuronetics may from time to time: (A) engage other persons and entities to act as consultants to Neuronetics and perform services for Neuronetics, including services that are similar to the Consulting Services; and (B) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.

5. Warranty. Consultant warrants that the Consulting Services will be performed in a professional and workmanlike manner and in accordance with industry standards for type of services provided.

6. Confidentiality.

6.2 Confidential Information. Consultant will not disclose to any person or entity or remove from the possession or control of Neuronetics any Confidential Information, and will not use, except as necessary in connection with Consultant’s performance of the Consulting Services, any Confidential Information. As used in this Agreement, “Confidential Information” means information concerning Neuronetics including, without limitation, technical information concerning Neuronetics’ product development plans, the work product and other deliverables created by Consultant in connection with this Agreement, technical data, trade secrets or know-how, research, products, services, customer lists, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit information, other financial information, and all other business information, in each case, whether disclosed in writing, orally, visually, or otherwise; provided, that the restrictions in this Section 6 will not apply to Confidential Information that is or becomes publicly known through no wrongful act of Consultant.

6.3 Consultant-Restricted Information. Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Consultant has an agreement or duty to keep such information or secrets confidential, and Consultant will not bring onto Neuronetics premises or otherwise share with Neuronetics any unpublished document or proprietary information belonging to any person or entity (other than Neuronetics or Consultant) unless such person or entity consents in writing to Consultant doing so.

6.4 Third Party Information. Neuronetics has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on Neuronetics’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant will hold such information in strictest confidence and, except as necessary in performing the Consulting Services and consistent with Neuronetics’ agreement with such third party, will not use or disclose such information to any person or entity.

7. Ownership of Results.

7.1. Assignment of Inventions. Consultant will promptly make full written disclosure to Neuronetics, will hold in trust for the sole right and benefit of Neuronetics, and assigns, transfers, and conveys to Neuronetics or Neuronetics’ designee, all worldwide right, title, and interest in and to all inventions, ideas, discoveries, original works of authorship (such as business plans, market research, reports, computer code, and programs), all work product and other deliverables, findings, conclusions, data, developments, concepts, improvements, trade secrets, techniques, processes, and know-how, whether or not patentable or registrable under copyright or similar laws, that

Executive Consulting and Release Agreement

Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Consulting Services or which result, to any extent, from use of Neuronetics premises, property, or Confidential Information, including all intellectual property rights inherent in Inventions and appurtenant thereto, including, without limitation, all patent rights, copyrights, trademarks, know-how, and trade secrets (such intellectual property rights, “Intellectual Property Rights”; collectively, “Inventions”). All original works of authorship that are made by Consultant (solely or jointly with others) in the performance of the Consulting Services, and that are protectable by copyright, are “works made for hire” as such term is defined in the United States Copyright Act. However, if any such work may not be considered a “work made for hire,” or if Consultant otherwise retains any rights therein, Consultant hereby forever and irrevocably assigns, transfers, and conveys to Neuronetics all worldwide right, title, and interest in and to such work, including all Intellectual Property Rights therein and appurtenant thereto.

7.2. Further Assurances. Upon the request and at the expense of Neuronetics, Consultant will execute and deliver all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 7.1 or to enable Neuronetics to secure its rights in Inventions in all jurisdictions, or to apply for, prosecute, and enforce Intellectual Property Rights in all jurisdictions with respect to any Inventions, or to obtain any extension, validation, re-issue, continuance, or renewal of any such Intellectual Property Rights. Without limiting the immediately preceding sentence, Consultant will disclose to Neuronetics all pertinent information and data with respect thereto and will execute all applications, specifications, oaths, and other instruments that Neuronetics deems necessary or appropriate to apply for and obtain such rights and to assign and convey to Neuronetics the sole and exclusive right, title, and interest in and to Inventions. If Neuronetics is unable for any reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright, or other registration covering Inventions assigned to Neuronetics pursuant to this Agreement, then Consultant hereby irrevocably designates and appoints Neuronetics and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or trademark, copyright, or other registrations thereon with the same legal force and effect as if executed by Consultant.

7.3. Pre-Existing Materials. If, in the course of performing the Consulting Services, Consultant incorporates into any Invention any improvement, development, invention, software code, concept, discovery, or other proprietary information owned by Consultant or in which Consultant has an interest: (A) Consultant will obtain Neuronetics’ approval in writing before incorporating such improvement, development, invention, software code, concept, discovery or other proprietary information into any Invention; and (B) Consultant will automatically be deemed to have granted Neuronetics a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, copy, create derivative works of, modify, use, sell, and otherwise commercialize in any manner such item as part of or in connection with such Invention (and derivatives, modifications and enhancements thereof). Consultant will not incorporate any improvement, development, invention, software code, concept, discovery, or other proprietary information owned by any third party into any Invention without Neuronetics’ prior written consent.

Executive Consulting and Release Agreement

7.4. Warranty. Consultant hereby warrants that: (A) all Inventions will be the original work of Consultant; (B) no Invention will infringe the copyright, patent, trade secret, or any other intellectual property right of any third party; (C) no Invention will be obscene, be libelous, or violate the right of privacy or publicity of any third party; and (D) Consultant will not intentionally insert in any Inventions any virus, trap door, worm, or any other device that is injurious or damaging to software or hardware.

7.5. Use of Personnel. Consultant may utilize others to assist Consultant in the performance of the services hereunder, provided that Consultant is solely responsible for all contractual and/or employment obligations with respect to such personnel and for the quality of the services that they may perform. Consultant shall ensure that any such personnel are bound to the terms of this Agreement to the same extent as Consultant.

8. Non-Solicitation. During the Term, and for a period of twelve (12) months thereafter, Consultant will not: (A) direct or engage in, or attempt to direct or engage in, any act or omission that could disrupt, damage, impair, or interfere with the business of Neuronetics, whether by way of interfering with or disrupting the relationship between Neuronetics and its employees, customers, potential customers, agents, representatives, clients, customers, vendors, suppliers, consultants, or contractors; or (B) otherwise induce or attempt to induce any such person or entity to cease doing business, reduce, or otherwise limit its business with Neuronetics.

9. Non-Compete. Consultant will not use any Confidential Information of Neuronetics for the purpose of providing or delivering, either directly or through, with, or in combination with a third party, providing transcranial magnetic stimulation therapy or technology to any patient, health care provider, clinic, hospital, or medical practice. In addition, Consultant will not, directly or indirectly, for Consultant’s own benefit or for the benefit of any other person or entity, in any capacity (as a principal, shareholder, partner, member, investor, director, officer, agent, advisor, consultant, contractor, employee, lender, or otherwise), engage or participate in, or be financially interested in, any person involved in manufacturing, selling, or utilizing transcranial magnetic stimulation therapy for the treatment of any indication for which Neuronetics products or services has obtained regulatory approval anywhere in the United States or any other country or region in which Neuronetics is then selling its products or services, is planning to sell its products or services, or is planning to apply for, or has applied for, regulatory approval to sell its products or services; provided, however, that nothing contained in this Section 9 will prevent Consultant from holding for passive investment of less than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

10. Return of Neuronetics Property. Promptly upon the termination or expiration of this Agreement or upon Neuronetics’ request, Consultant will deliver to Neuronetics (and will not keep in Consultant’s possession or deliver to anyone else) all Confidential Information and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions thereof, developed by Consultant in connection with the Consulting Services or otherwise belonging to Neuronetics. Consultant will not remove any Neuronetics property from Neuronetics premises without prior written consent from Neuronetics.

Executive Consulting and Release Agreement

11. Non-Disparagement. Subject to Sections 15 and 16 hereof, Consultant shall not directly or indirectly make or publish, or cause to be made or published, to the public or to any third party, any statement (whether verbal, written, electronic, or otherwise) that disparages or is intended to harm the Company, its technologies, products, or services, or the character, abilities, judgment, or reputation of any of the Company’s current or former executives, officers, directors, employees, shareholders, or customers. The Parties agree that nothing in this Agreement restricts or impedes Employee from discussing or disclosing truthful information about unlawful acts in the workplace, such as sexual assault, harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

12. Consultant’s Release of Claims. In exchange for the promises made by Neuronetics in this Agreement, Consultant agrees to the following release:

12.1. Except for the Excluded Claims listed in Section 12.4 below, Consultant hereby waives, release, discharge, and surrender any and all claims, rights, complaints, demands, and actions of any kind or nature that Consultant has or may claim to have against Neuronetics or any of the Released Parties (defined in Section 12.3) as of the date that Consultant signs this Agreement, even if Consultant does not know of those claims when Consultant signs this Agreement and even if Consultant later discovers facts different from or in addition to the facts that Consultant now knows or believes to be true.

12.2. To the fullest extent permitted by law, and with the sole exception of the Excluded claims listed in Section 12.4, the claims extinguished by this release include all claims that Consultant has or may believe Consultant has against Neuronetics or any of the other Released Parties for any kind of monetary or nonmonetary relief or remedy under any federal, state, municipal, or local statute, regulation, ordinance, or law, any legal duty or obligation, the common law, the law of contracts, the law of torts, or any other theory of law or liability whatsoever. For employees who are age 40 or older, the claims being released under this Section 12 include any claim Consultant may have that Consultant was subject to discrimination on the basis of age in violation of the Age Discrimination in Employment Act.

12.3. The parties Consultant is releasing from liability by this Release (the “Released Parties”) include Neuronetics and its affiliates, divisions, and subsidiaries, and each of their current and former officers, directors, employees, agents, representatives, principals, members, owners, shareholders, partners, and insurers, as well as each of their current and former benefit plans and trusts, the plan administrators, trustees, and fiduciaries of those plans and trusts, and any and all successors and assigns of any of the foregoing.

12.4. The claims being released do not include (i) any claim for vested benefits under any pension or retirement plan; (ii) any unfair labor practice under the National Labor Relations Act; (iii) any claim under COBRA for continued benefits after the Separation Date; (iv) any claim for workers’ compensation benefits or unemployment insurance that cannot be waived under applicable state law; (v) any claim to enforce the terms of this Agreement or to challenge the validity or enforceability of this Agreement under the Older Workers Benefit Protection Act (“OWBPA”) or any other statute; (vi) any claim that may arise in the future; or (vii) any claim which cannot be waived as a matter of law.

Executive Consulting and Release Agreement

12.5. Consultant has twenty-one (21) calendar days to consider the terms of this Agreement and the information contained in it before signing it. To accept this Agreement, Consultant must deliver a signed original of the Agreement either in paper format to W. Andrew Macan, Executive Vice President, Chief Legal Officer and Corporate Secretary, at 3222 Phoenixville Pike, Malvern, PA 19355 OR in electronic format to andrew.macan@neurostar.com before this 21-day consideration period expires, provided that the Agreement cannot be signed earlier than Consultant’s last day of work as an employee of Neuronetics. Failure to return this Agreement within the consideration period will constitute a rejection of the post-employment benefits described in Section 2 of this Agreement and render this Agreement null and void, even if signed by both Parties.

12.6. If Consultant changes his mind after signing this Agreement, Consultant has seven (7) calendar days from the date Consultant signs this Agreement to revoke it. Consultant can revoke by delivering a written notice of revocation to the person identified in Section 12.5 in time for it to be received before expiration of the applicable revocation period. If Consultant revokes this Agreement, it will become null and void, which means Consultant will forfeit the post-employment benefits described in Section 2 of this Agreement.

12.7. By signing this Agreement, Consultant makes the following representations with the knowledge that these representations are material to the Company’s decision to sign this Agreement, and with the intent to induce the Company to sign this Agreement in reliance thereupon. Specifically, Consultant represents:

12.7.1. That Consultant has previously reported to the Company’s General Counsel any knowledge, information, or evidence of wrongdoing or conduct by any representative or agent of the Company (including Consultant) that Consultant now believes or at any time believed to be unlawful;

12.7.2. That Consultant does not have knowledge, information, or evidence of wrongdoing, fraud, misrepresentation, breach of duty, insider trading, or any other conduct by any representative or agent of the Company (including Consultant) that Consultant now believes or at any time believed to be unlawful;

12.7.3. That Consultant has not given or assigned to any other person the right to bring any of the claims covered by the Release;

12.7.4. That Consultant has been allowed to take all family and/or medical leave or sick leave that Consultant was entitled to take and has been paid all wages or salary due (with the sole exception of the Accrued Amounts, which remain to be paid hereunder);

12.7.5. That this Agreement is not being tendered or executed in response to any specific claims of workplace discrimination or harassment;

12.7.6. That Consultant acknowledges and agrees that Consultant’s separation of service from the Company does not constitute a termination of employment without Cause or for Good Reason under the Restrictive Covenant and Severance Agreement dated as of July 1, 2021 between Company and Consultant;

Executive Consulting and Release Agreement

12.7.7. That Consultant has returned to the Company or permanently deleted or destroyed from any personally-owned or -controlled computer, tablet, telephone, database, network, or electronic storage device any electronic files, data, or images containing intellectual property, confidential or proprietary information, or trade secrets of the Company;

12.7.8. That Consultant has returned to Neuronetics, and no longer retains in Consultant’s possession, custody, or control, any of the Company’s property, including, but not limited to, computers, communications devices, key fobs, passwords, passcodes, business cards, credit cards, identification materials, or originals or copies of documents or electronically stored information containing customer lists or any intellectual property, confidential or proprietary information, or trade secrets of Neuronetics.

12.8. Consultant agrees that he will not seek or apply for a position with Neuronetics as an employee, leased employee, or contract worker at any time in the future. Neuronetics shall be entitled to reject any application or request made in breach of this Section 12.8 without liability.

13. Advice to Consult with Counsel. By signing this Agreement, Consultant will be giving up important legal rights. Neuronetics therefore advises Consultant to consult with an attorney of Consultant’s own choosing (at Consultant’s own expense) before signing this Agreement.

14. Subpoenas and Privilege. Unless prohibited by law or court order, Consultant shall promptly notify the Company’s legal counsel if Consultant receives or is served with a subpoena, discovery request, notice of deposition, administrative demand or any other order or request for information or records that Consultant acquired during or in the course of Consultant’s employment with the Company. In addition, if any such order or request calls for the disclosure of information that is covered by the Company’s attorney-client privilege, work product privilege, or any other applicable legal privilege, Consultant shall promptly take all steps reasonably necessary to preserve such privilege until such time as the Company is able to assert its rights with respect to the privilege.

15. Permitted Disclosures. In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833, Consultant’s confidentiality and non-disclosure obligations to Neuronetics do not prevent Consultant from disclosing confidential information (a) either directly or indirectly to a federal, state, or local government official or to an attorney in confidence for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal; or (c) while testifying pursuant to a court order or a subpoena issued by a court or a government agency with subpoena power.

16. Access to and Interaction with Government Agencies. By signing this Agreement, Consultant is barred from accepting any settlement proceeds or any award of damages or other monetary relief paid or payable by Neuronetics or any of the Released Parties as a result of any investigation, litigation, or proceeding (other than unfair labor practice proceedings under the jurisdiction of the National Labor Relations Board) brought against Neuronetics or the Released Parties; provided, however, that this Agreement does not prohibit Consultant from (a) making truthful statements or disclosures regarding unlawful employment practices to or filing an administrative charge or complaint with a federal, state, or local government agency such as the Equal Employment

Executive Consulting and Release Agreement

Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the Department of Labor, or similar state or local agencies; (b) communicating with or providing government officials with testimony or information regarding possible violations of law in the course of a lawful investigation or proceeding undertaken by any government agency or the U.S. Congress; or (c) receiving any award or reward from a government agency for providing information to that agency.

17. Tax Code Section 409A Compliance. In accordance with the terms of the Plan, all amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. Section 1.409A-1(b)(4) (or any successor provision), and are being paid only upon the occurrence of an involuntary “separation from service,” as defined in Section 409A. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. To the extent payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee. Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall Employer have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

18. Applicable Law and Venue. The interpretation and enforcement of this Agreement shall be governed by the law of the Commonwealth of Pennsylvania, without giving effect to any choice-of-law principle that would require the law of a different jurisdiction to apply. The Parties agree that venue for any disputes between the Parties concerning rights, obligations, or disputes with respect to one another shall be in the federal and state courts in and for Malvern, Pennsylvania.

19. Notices. All notices and other communications contemplated in this Agreement will be in writing and will be deemed given: (A) when delivered by hand; (B) upon receipt of the Party to which it is addressed when delivered by email to the email address set forth below or as either Party specifies in a written notice to the other; (C) two (2) days after being deposited with an overnight courier to the address set forth below or as either Party specifies in a written notice to the other; or (D) five (5) days after mailing, postage prepaid, by registered or certified mail, return receipt requested, to the address set forth below or as either Party specifies in a written notice to the other; provided, that notices required to be delivered by other means pursuant to applicable law, such as service of process, must be so delivered.

To Neuronetics:

Neuronetics, Inc.

Attention: Chief Legal Officer

3222 Phoenixville Pike

Malvern, PA 19355

contracts@neurostar.com

Executive Consulting and Release Agreement

To Consultant: (as set forth on the signature page hereto)

20. Survival. Section 2.2, Section 3.3, and Sections 6 through 22 (inclusive) will survive the termination or expiration of this Agreement. Termination or expiration of this Agreement will not be deemed to be a waiver of any claims arising from activities occurring prior to termination or expiration.

21. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, then such provision will be modified or adjusted by a court or other tribunal exercising its equitable powers to the extent necessary to cure such invalidity or unenforceability, and all other covenants and provisions will remain valid and enforceable.

22. Miscellaneous. This Agreement: (A) constitutes the final, exclusive and fully integrated agreement between Neuronetics and Consultant relating to the subject matter of this Agreement; (B) supersedes any prior or contemporaneous agreements or understandings between Neuronetics and Consultant relating to the subject matter of this Agreement; (C) may be modified or amended only via written instrument executed by the Parties; and (D) will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties; provided, that: (1) this Agreement may be assigned by Neuronetics; and (2) the duties, obligations, and responsibilities of Consultant are of a personal nature and, as such, this Agreement and the rights and responsibilities of Consultant may not be assigned or delegated in whole or in part by Consultant without the prior written consent of Neuronetics. This Agreement may be signed in counterparts, which, when taken together, will be one and the same document. The headings of the sections of this Agreement are for convenience of reference only.

Executive Consulting and Release Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

NEURONETICS:

Neuronetics, Inc.

Signature: /s/ Andrew Macan

Signing person’s name: Andrew Macan

Signing person’s title: EVP

Date: April 1, 2026

Description of the Consulting Services:

•	Chief executive officer transition services

•	Investor relations advice

•	Salesforce engagement advice

•	Customer engagement advice

•	Litigation and dispute resolution support

CONSULTANT:

Signature: /s/ Keith J. Sullivan

Signing person’s name: Keith J. Sullivan

Date: April 1, 2026

Address for notices: [***]

Email address for notices: [***]

Executive Consulting and Release Agreement